Exhibit 3.1

FEDERAL HOME LOAN MORTGAGE CORPORATION ACT
Public Law No. 91-351
July 24, 1970
As amended through July 30, 2008

SEC. 301 SHORT TITLE AND STATEMENT OF PURPOSE (12 U.S.C. § 1451 note)

(a) This title may be cited as the “Federal Home Loan Mortgage Corporation Act.”	Short Title

(b) It is the purpose of the Federal Home Loan Mortgage Corporation —	Purpose

(1) to provide stability in the secondary market for residential mortgages;

(2) to respond appropriately to the private capital market;

(3) to provide ongoing assistance to the secondary market for residential mortgages (including activities relating to mortgages on housing for low- and moderate-income families involving a reasonable economic return that may be less than the return earned on other activities) by increasing the liquidity of mortgage investments and improving the distribution of investment capital available for residential mortgage financing; and

(4) to promote access to mortgage credit throughout the Nation (including central cities, rural areas, and underserved areas) by increasing the liquidity of mortgage investments and improving the distribution of investment capital available for residential mortgage financing.

SEC. 302 DEFINITIONS (12 U.S.C. § 1451)

As used in this title —

(a) The term “Board of Directors” means the Board of Directors of the Corporation.

(b) The term “Corporation” means the Federal Home Loan Mortgage Corporation created by this chapter.

(c) The term “law” includes any law of the United States or of any State (including any rule of law or of equity).

(d) The term “mortgage” includes such classes of liens as are commonly given or are legally effective to secure advances on, or the unpaid purchase price of, real estate under the laws of the State in which the real estate is located or a manufactured home that is personal

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property under the laws of the State in which the manufactured home is located together with the credit instruments, if any, secured thereby, and includes interests in mortgages.

(e) The term “organization” means any corporation, partnership, association, business trust, or business entity.

(f) The term “prescribe” means to prescribe by regulations or otherwise.

(g) The term “property” includes any property, whether real, personal, mixed, or otherwise, including without limitation on the generality of the foregoing choses in action and mortgages, and includes any interest in any of the foregoing.

(h) The term “residential mortgage” means a mortgage which (1) is a mortgage on real estate, in fee simple or under a leasehold having such term as may be prescribed by the Corporation, upon which there is located a structure or structures designed in whole or in part for residential use, or which comprises or includes one or more condominium units or dwelling units (as defined by the Corporation) and (2) has such characteristics and meets such requirements as to amount, term, repayment provisions, number of families, status as a lien on such real estate, and otherwise, as may be prescribed by the Corporation. The term “residential mortgage” also includes a loan or advance of credit insured under title I of the National Housing Act [12 U.S.C. 1702 et seq.] whose original proceeds are applied for in order to finance energy conserving improvements, or the addition of a solar energy system, to residential real estate. The term “residential mortgage” also includes a loan or advance of credit for such purposes, or purchased from any public utility carrying out activities in accordance with the requirements of title II of the National Energy Conservation Policy Act [42 U.S.C. 8211 et seq.] if the residential mortgage to be purchased is a loan or advance of credit the original proceeds of which are applied for in order to finance the purchase and installation of residential energy conservation measures (as defined in section 210(11) of the National Energy Conservation Policy Act) in residential real estate, not having the benefit of such insurance and includes loans made where the lender relies for purposes of repayment primarily on the borrower’s general credit standing and forecast of income, with or without other security. The term “residential mortgage” is also deemed to include a secured loan or advance of credit the proceeds of which are intended to finance the rehabilitation, renovation, modernization, refurbishment, or improvement of properties as to which the Corporation may purchase a “residential mortgage” as defined under the first sentence of this subsection. Such term shall also include other secured loans that are secured by a subordinate lien against a property as to which the Corporation may purchase a residential mortgage as defined under the first sentence of this subsection. A “secured loan or advance of credit” is one in which a security interest is taken in the rehabilitated, renovated, modernized, refurbished, or improved property. Such term shall also include a mortgage, lien, or other security interest on the stock or membership certificate issued to a tenant-stockholder or resident-member by a	Residential Mortgages Energy Loans Second Mortgages

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cooperative housing corporation, as defined in section 216 of title 26, and on the proprietary lease, occupancy agreement, or right of tenancy in the dwelling unit of the tenant-stockholder or resident-member in such cooperative housing corporation. The term “residential mortgage” also includes a loan or advance of credit secured by a mortgage or other lien on a manufactured home that is the principal residence of the borrower, without regard to whether the security property is real, personal, or mixed.	Cooperatives Manufactured Homes

(i) The term “conventional mortgage” means a mortgage other than a mortgage as to which the Corporation has the benefit of any guaranty, insurance or other obligation by the United States or any of its agencies or instrumentalities.

(j) The term “security” has the meaning ascribed to it by section 77b of title 15.

(k) The term “State”, whether used as a noun or otherwise, includes the several States, the District of Columbia, the Commonwealth of Puerto Rico, and the territories and possessions of the United States.

(l) The term “mortgage insurance program” includes, in the case of a residential mortgage secured by a manufactured home, any manufactured home lending program under title I of the National Housing Act [12 U.S.C. 1702 et seq.].

SEC. 303. ESTABLISHMENT OF THE CORPORATION (12 U.S.C. § 1452)

(a)(1) There is hereby created the Federal Home Loan Mortgage Corporation, which shall be a body corporate under the direction of a Board of Directors. Within the limitations of law and regulation, the Board of Directors shall determine the general policies that govern the operations of the Corporation. The principal office of the Corporation shall be in the District of Columbia or at any other place determined by the Corporation.

(2)(A) The Board of Directors of the Corporation shall consist of 13 persons, or such other number as the Director determines appropriate, who shall be elected annually by the voting common stockholders. Except to the extent action under section 1377 of the Federal Housing Enterprises Financial Safety and Soundness Act of 1992 temporarily results in a lesser number, the Board of Directors shall at all times have as members at least 1 person from the homebuilding industry, at least 1 person from the mortgage lending industry, at least 1 person from the real estate industry, and at least 1 person from an organization that has represented consumer or community interests for not less than 2 years or 1 person who has demonstrated a career commitment to the provision of housing for low-income households.
Composition of Board of Directors

(B) Each member of the Board of Directors shall be elected for

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a term ending on the date of the next annual meeting of the voting common stockholders.

(C) Any seat on the Board of Directors that becomes vacant after the annual election of the directors shall be filled by the Board of Directors, but only for the unexpired portion of the term.

(D) Any member of the Board of Directors who is a full-time officer or employee of the Federal Government shall not, as such member, receive compensation for services as such a member.

(b)(1) Except as provided in paragraph (2), the Corporation may make such capital distributions (as such term is defined in section 4502 of this title) as may be declared by the Board of Directors.	Capital Distributions

(2) The Corporation may not make any capital distribution that would decrease the total capital of the Corporation (as such term is defined in section 4502 of this title) to an amount less than the risk-based capital level for the Corporation established under section 4611 of this title or that would decrease the core capital of the Corporation (as such term is defined in section 4502 of this title) to an amount less than the minimum capital level for the Corporation established under section 4612 of this title, without prior written approval of the distribution by the Director of the Federal Housing Finance Agency.

(c) The Corporation shall have power (1) to adopt, alter, and use a corporate seal; (2) to have succession until dissolved by Act of Congress; (3) to make and enforce such bylaws, rules, and regulations as may be necessary or appropriate to carry out the purposes or provisions of this chapter; (4) to make and perform contracts, agreements, and commitments; (5) to prescribe and impose fees and charges for services by the Corporation; (6) to settle, adjust, and compromise, and with or without consideration or benefit to the Corporation to release or waive in whole or in part, in advance or otherwise, any claim, demand, or right of, by, or against the Corporation; (7) to sue and be sued, complain and defend, in any State, Federal, or other court; (8) to acquire, take, hold, and own, and to deal with and dispose of any property; and (9) to determine its necessary expenditures and the manner in which the same shall be incurred, allowed, and paid, and appoint, employ, and fix and provide for the compensation and benefits of officers, employees, attorneys, and agents as the Board of Directors determines reasonable and comparable with compensation for employment in other similar businesses (including publicly held financial institutions or other major financial services companies) involving similar duties and responsibilities, except that a significant portion of potential compensation of all executive officers (as such term is defined in subsection (h)(3) of this section) of the Corporation shall be based on the performance of the Corporation, all without regard to any other law except as may be provided by the Corporation or by laws hereafter enacted by the Congress expressly in	Corporate Powers

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limitation of this sentence. The Corporation, with the consent of any such department, establishment, or instrumentality, including any field services thereof, may utilize and act through any such department, establishment, or instrumentality and may avail itself of the use of information, services, facilities, and personnel thereof, and may pay compensation therefor, and all of the foregoing are hereby authorized to provide the same to the Corporation as it may request.

(d) Funds of the Corporation may be invested in such investments as the Board of Directors may prescribe. Any Federal Reserve bank or Federal home loan bank, or any bank as to which at the time of its designation by the Corporation there is outstanding a designation by the Secretary of the Treasury as a general or other depositary of public money, may be designated by the Corporation as a depositary or custodian or as a fiscal or other agent of the Corporation, and is hereby authorized to act as such depositary, custodian, or agent. When designated for that purpose by the Secretary of the Treasury, the Corporation shall be a depositary of public money, under such regulations as may be prescribed by the Secretary of the Treasury, and may also be employed as fiscal or other agent of the United States, and it shall perform all such reasonable duties as such depositary or agent as may be required of it.	Investment of Corporate Funds Depositary, Custodian or Fiscal Agent

(e) The Corporation, including its franchise, activities, capital, reserves, surplus, and income, shall be exempt from all taxation now or hereafter imposed by any territory, dependency, or possession of the United States or by any State, county, municipality, or local taxing authority, except that any real property of the Corporation shall be subject to State, territorial, county, municipal, or local taxation to the same extent according to its value as other real property is taxed.	Tax Exempt Status

(f) Notwithstanding section 1349 of title 28 or any other provision of law, (1) the Corporation shall be deemed to be an agency included in sections 1345 and 1442 of such title 28; (2) all civil actions to which the Corporation is a party shall be deemed to arise under the laws of the United States, and the district courts of the United States shall have original jurisdiction of all such actions, without regard to amount or value; and (3) any civil or other action, case or controversy in a court of a State, or in any court other than a district court of the United States, to which the Corporation is a party may at any time before the trial thereof be removed by the Corporation, without the giving of any bond or security, to the district court of the United States for the district and division embracing the place where the same is pending, or, if there is no such district court, to the district court of the United States for the district in which the principal office of the Corporation is located, by following any procedure for removal of causes in effect at the time of such removal.	Civil Actions

(g) All mortgages, obligations, or other securities which are or have been sold by the Corporation pursuant to section 1454 or section 1455 of this title shall be lawful investments, and may be accepted as security for all fiduciary, trust, and public funds, the investment or deposits of which shall be under the authority and control of the United	Freddie Mac Securities as Legal Investments

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States or any officers thereof.

(h)(1) Not later than June 30, 1993, and annually thereafter, the Corporation shall submit a report to the Committee on Banking, Finance and Urban Affairs of the House of Representatives and the Committee on Banking, Housing, and Urban Affairs of the Senate on (A) the comparability of the compensation policies of the Corporation with the compensation policies of other similar businesses, (B) in the aggregate, the percentage of total cash compensation and payments under employee benefit plans (which shall be defined in a manner consistent with the Corporation’s proxy statement for the annual meeting of shareholders for the preceding year) earned by executive officers of the Corporation during the preceding year that was based on the Corporation’s performance, and (C) the comparability of the Corporation’s financial performance with the performance of other similar businesses. The report shall include a copy of the Corporation’s proxy statement for the annual meeting of shareholders for the preceding year.	Report on Compensation Policies

(2) Notwithstanding the first sentence of subsection (c) of this section, after October 28, 1992, the Corporation may not enter into any agreement or contract to provide any payment of money or other thing of current or potential value in connection with the termination of employment of any executive officer of the Corporation, unless such agreement or contract is approved in advance by the Director of the Federal Housing Finance Agency. The Director may not approve any such agreement or contract unless the Director determines that the benefits provided under the agreement or contract are comparable to benefits under such agreements for officers of other public and private entities involved in financial services and housing interests who have comparable duties and responsibilities. For purposes of this paragraph, any renegotiation, amendment, or change after October 28, 1992, to any such agreement or contract entered into on or before October 28, 1992, shall be considered entering into an agreement or contract.
Contracts for Termination of Employment

(3) For purposes of this subsection, the term “executive officer” has the meaning given the term in section 4502 of this title.

(4) Notwithstanding any other provision of this section, the Corporation shall not transfer, disburse, or pay compensation to any executive officer, or enter into an agreement with such executive officer, without the approval of the Director, for matters being reviewed under section 1318 of the Federal Housing Enterprises Financial Safety and Soundness Act of 1992 (12 U.S.C. 4518).

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SEC. 304. CAPITALIZATION OF FEDERAL HOME LOAN MORTGAGE CORPORATION (12 U.S.C. § 1453)

(a) The common stock of the Corporation shall consist of voting common stock, which shall be issued to such holders in the manner and amount, and subject to any limitations on concentration of ownership, as may be established by the Corporation.	Common Stock

(b) The voting common stock shall have such par value and other characteristics as the Corporation provides. The voting common stock shall be vested with all voting rights, each share being entitled to 1 vote. The free transferability of the voting common stock at all times to any person, firm, corporation or other entity shall not be restricted except that, as to the Corporation, it shall be transferable only on the books of the Corporation.

SEC. 305. PURCHASE AND SALE OF MORTGAGES; RESIDENTIAL MORTGAGES; CONVENTIONAL MORTGAGES; TERMS AND CONDITIONS OF SALE OR OTHER DISPOSITION; AUTHORITY TO ENTER INTO, PERFORM, AND CARRY OUT TRANSACTIONS (12 U.S.C. § 1454)

(a)(1) The Corporation is authorized to purchase, and make commitments to purchase, residential mortgages. The Corporation may hold and deal with, and sell or otherwise dispose of, pursuant to commitments or otherwise, any such mortgage or interest therein. The operations of the Corporation under this section shall be confined so far as practicable to residential mortgages which are deemed by the Corporation to be of such quality, type, and class as to meet generally the purchase standards imposed by private institutional mortgage investors. The Corporation may establish requirements, and impose charges or fees, which may be regarded as elements of pricing, for different classes of sellers or servicers, and for such purposes the Corporation is authorized to classify sellers or servicers according to type, size, location, assets, or, without limitation on the generality of the foregoing, on such other basis or bases of differentiation as the Corporation may consider necessary or appropriate to effectuate the purposes or provisions of this chapter. The Corporation may specify requirements concerning among other things, (A) minimum net worth; (B) supervisory mechanisms; (C) warranty compensation mechanisms; (D) prior approval of facilities; (E) prior origination and servicing experience with respect to different types of mortgages; (F) capital contributions and substitutes; (G) mortgage purchase volume limits; and (H) reduction of mortgage purchases during periods of borrowing. With respect to any particular type of seller, the Corporation shall not be required to make available programs involving prior approval of mortgages, optional delivery of mortgages, and purchase of other than conventional mortgages to an extent greater than the Corporation elects to make such programs available to other types of eligible sellers. Any requirements specified by the Corporation pursuant to the preceding three sentences must bear a rational relationship to the purposes or provisions of this chapter, but will not be considered discriminatory	Mortgage Purchase Authority Institutional Investor Purchase Standard Requirements for Classes of Sellers Availability of Programs

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solely on the grounds of differential effects on types of eligible sellers. Insofar as is practicable, the Corporation shall make reasonable efforts to encourage participation in its programs by each type of eligible seller. Nothing in this section authorizes the Corporation to impose any charge or fee upon any mortgagee approved by the Secretary of Housing and Urban Development for participation in any mortgage insurance program under the National Housing Act [12 U.S.C. 1701 et seq.] solely because of such status.

(2) No conventional mortgage secured by a property comprising one- to four-family dwelling units shall be purchased under this section if the outstanding principal balance of the mortgage at the time of purchase exceeds 80 per centum of the value of the property securing the mortgage, unless (A) the seller retains a participation of not less than 10 per centum in the mortgage; (B) for such period and under such circumstances as the Corporation may require, the seller agrees to repurchase or replace the mortgage upon demand of the Corporation in the event that the mortgage is in default; or (C) that portion of the unpaid principal balance of the mortgage which is in excess of such 80 per centum is guaranteed or insured by a qualified insurer as determined by the Corporation. The Corporation shall not issue a commitment to purchase a conventional mortgage prior to the date the mortgage is originated, if such mortgage is eligible for purchase under the preceding sentence only by reason of compliance with the requirements of clause (A) of such sentence. The Corporation may purchase a conventional mortgage which was originated more than one year prior to the purchase date only if the seller is the Federal Deposit Insurance Corporation, the Resolution Trust Corporation, the National Credit Union Administration, or any other seller currently engaged in mortgage lending or investing activities. With respect to any transaction in which a seller contemporaneously sells mortgages originated more than one year old prior to the date of sale to the Corporation and receives in payment for such mortgages securities representing undivided interests only in those mortgages, the Corporation shall not impose any fee or charge upon an eligible seller which is not a member of a Federal Home Loan Bank which differs from that imposed upon an eligible seller which is such a member. The Corporation shall establish limitations governing the maximum original principal obligation of conventional mortgages that are purchased by it; in any case in which the Corporation purchases a participation interest in such a mortgage, the limitation shall be calculated with respect to the total original principal obligation of the mortgage and not merely with respect to the interest purchased by the Corporation. Such limitations shall not exceed $417,000 for a mortgage secured by a single-family residence, $533,850 for a mortgage secured by a 2-family residence, $645,300 for a mortgage secured by a 3-family residence, and $801,950 for a mortgage secured by a 4-family residence, except that such maximum limitations shall be adjusted effective January 1 of each year beginning after the effective date of the Federal Housing Finance Regulatory Reform Act of 2008, subject to the limitations in this paragraph. Each adjustment shall
Loan-to-Value Ratio Requirements Loan Limitations Annual Adjustment of Loan Limitations

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be made by adding to each such amount (as it may have been previously adjusted) a percentage thereof equal to the percentage increase, during the most recent 12-month or 4-quarter period ending before the time of determining such annual adjustment, in the housing price index maintained by the Director of the Federal Housing Finance Agency (pursuant to section 1322 of the Federal Housing Enterprises Financial Safety and Soundness Act of 1992 (12 U.S.C. 4541)). If the change in such house price index during the most recent 12-month or 4-quarter period ending before the time of determining such annual adjustment is a decrease, then no adjustment shall be made for the next year, and the next adjustment shall take into account prior declines in the house price index, so that any adjustment shall reflect the net change in the house price index since the last adjustment. Declines in the house price index shall be accumulated and then reduce increases until subsequent increases exceed prior declines. The foregoing limitations may be increased by not to exceed 50 per centum with respect to properties located in Alaska, Guam, Hawaii, and the Virgin Islands. Such foregoing limitations shall also be increased, with respect to properties of a particular size located in any area for which 115 percent of the median house price for such size residence exceeds the foregoing limitation for such size residence, to the lesser of 150 percent of such limitation for such size residence or the amount that is equal to 115 percent of the median house price in such area for such size residence.

(3) The sale or other disposition by the Corporation of a mortgage under this section may be with or without recourse, and shall be upon such terms and conditions relating to resale, repurchase, guaranty, substitution, replacement, or otherwise as the Corporation may prescribe.
Selling and Guarantee Authority

(4)(A) The Corporation is authorized to purchase, service, sell, lend on the security of, and otherwise deal in (i) residential mortgages that are secured by a subordinate lien against a one- to four-family residence that is the principal residence of the mortgagor; and (ii) residential mortgages that are secured by a subordinate lien against a property comprising five or more family dwelling units. If the Corporation shall have purchased, serviced, sold, or otherwise dealt with any other outstanding mortgage secured by the same residence, the aggregate original amount of such other mortgage and the mortgage authorized to be purchased, serviced, sold, or otherwise dealt with under this paragraph shall not exceed the applicable limitation determined under paragraph (2).
Purchase of Second Mortgages Second Mortgage Loan Limitations

(B) The Corporation shall establish limitations governing the maximum original principal obligation of such mortgages. In any case in which the Corporation purchases a participation interest in such a mortgage, the limitation shall be calculated with respect to the total original principal obligation of such mortgage secured by a subordinate lien and not merely with respect to the interest purchased by the Corporation. Such
Second Mortgage Participations

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limitations shall not exceed (i) with respect to mortgages described in subparagraph (A)(i), 50 per centum of the single-family residence mortgage limitation determined under paragraph (2); and (ii) with respect to mortgages described in subparagraph (A)(ii), the applicable limitation determined under paragraph (2).

(C) No subordinate mortgage against a one- to four-family residence shall be purchased by the Corporation if the total outstanding indebtedness secured by the property as a result of such mortgage exceeds 80 per centum of the value of such property unless (i) that portion of such total outstanding indebtedness that exceeds such 80 per centum is guaranteed or insured by a qualified insurer as determined by the Corporation; (ii) the seller retains a participation of not less than 10 per centum in the mortgage; or (iii) for such period and under such circumstances as the Corporation may require, the seller agrees to repurchase or replace the mortgage upon demand of the Corporation in the event that the mortgage is in default. The Corporation shall not issue a commitment to purchase a subordinate mortgage prior to the date the mortgage is originated, if such mortgage is eligible for purchase under the preceding sentence only by reason of compliance with the requirements of clause (iii) of such sentence.
Second Mortgage Loan-to-Value Ratio Requirements

(5) The Corporation is authorized to lend on the security of, and to make commitments to lend on the security of, any mortgage that the Corporation is authorized to purchase under this section. The volume of the Corporation’s lending activities and the establishment of its loan ratios, interest rates, maturities, and charges or fees in its secondary market operations under this paragraph, shall be determined by the Corporation from time to time; and such determinations shall be consistent with the objectives that the lending activities shall be conducted on such terms as will reasonably prevent excessive use of the Corporation’s facilities, and that the operations of the Corporation under this paragraph shall be within its income derived from such operations and that such operations shall be fully self-supporting. The Corporation shall not be permitted to use its lending authority under this paragraph (A) to advance funds to a mortgage seller on an interim basis, using mortgage loans as collateral, pending the sale of the mortgages in the secondary market; or (B) to originate mortgage loans. Notwithstanding any Federal, State, or other law to the contrary, the Corporation is hereby empowered, in connection with any loan under this paragraph, whether before or after any default, to provide by contract with the borrower for the settlement or extinguishment, upon default, of any redemption, equitable, legal, or other right, title, or interest of the borrower in any mortgage or mortgages that constitute the security for the loan; and with respect to any such loan, in the event of default and pursuant otherwise to the terms of the contract, the mortgages that constitute such security shall become the absolute property of the
Authority to Lend on the Security of Mortgages

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Corporation.

(b) Notwithstanding any other law, authority to enter into and to perform and carry out any transactions or matter referred to in this section is conferred on any Federal home loan bank, the Resolution Trust Corporation, the Federal Deposit Insurance Corporation, the National Credit Union Administration, any Federal savings and loan association, any Federal home loan bank member, and any other financial institution the deposits or accounts of which are insured by an agency of the United States to the extent that Congress has the power to confer such authority.	Authority to Deal with Freddie Mac

(c) The Corporation may not implement any new program (as such term is defined in section 4502 of this title) before obtaining the approval of the Secretary under section 4542 of this title.	Approval for New Programs

SEC. 306. OBLIGATIONS AND SECURITIES OF THE CORPORATION (12 U.S.C. § 1455)

(a) The Corporation is authorized, upon such terms and conditions as it may prescribe, to borrow, to give security, to pay interest or other return, and to issue notes, debentures, bonds, or other obligations, or other securities, including without limitation mortgage-backed securities guaranteed by the Government National Mortgage Association in the manner provided in section 1721(g) of this title. Any obligation or security of the Corporation shall be valid and binding notwithstanding that a person or persons purporting to have executed or attested the same may have died, become under disability, or ceased to hold office or employment before the issuance thereof.	Authority to Issue Notes, Debentures, Bonds, or Other Obligations or Securities

(b) The Corporation may, by regulation or by writing executed by the Corporation, establish prohibitions or restrictions upon the creation of indebtedness or obligations of the Corporation or of liens or charges upon property of the Corporation, including after- acquired property, and create liens and charges, which may be floating liens or charges, upon all or any part or parts of the property of the Corporation, including after-acquired property. Such prohibitions, restrictions, liens, and charges shall have such effect, including without limitation on the generality of the foregoing such rank and priority, as may be provided by regulations of the Corporation or by writings executed by the Corporation, and shall create causes of action which may be enforced by action in the United States District Court for the District of Columbia or in the United States district court for any judicial district in which any of the property affected is located. Process in any such action may run to and be served in any judicial district or any place subject to the jurisdiction of the United States.	Establishment of Liens

(c)(1) The Secretary of the Treasury may purchase any obligations issued under subsection (a) of this section. For such purpose, the Secretary may use as a public debt transaction the proceeds of the sale of any securities issued under chapter 31 of title 31, and the purposes for which securities may be issued under such chapter are extended to	Purchase of Obligations by the Secretary of the Treasury

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include such purpose.

(2) The Secretary of the Treasury shall not at any time purchase any obligations under this subsection if the purchase would increase the aggregate principal amount of the outstanding holdings of obligations under this subsection by the Secretary to an amount greater than $2,250,000,000.

(3) Each purchase of obligations by the Secretary of the Treasury under this subsection shall be upon terms and conditions established to yield a rate of return determined by the Secretary to be appropriate, taking into consideration the current average rate on outstanding marketable obligations of the United States as of the last day of the month preceding the making of the purchase.

(4) The Secretary of the Treasury may at any time sell, upon terms and conditions and at prices determined by the Secretary, any of the obligations acquired by the Secretary under this subsection.

(5) All redemptions, purchases and sales by the Secretary of the Treasury of obligations under this subsection shall be treated as public debt transactions of the United States.

(d) The provisions of this section and of any restriction, prohibition, lien, or charge referred to in subsection (b) of this section shall be fully effective notwithstanding any other law, including without limitation on the generality of the foregoing any law of or relating to sovereign immunity or priority.

(e)(1) Any person, trust, or organization created pursuant to or existing under the laws of the United States or any State shall be authorized to purchase, hold, and invest in mortgages, obligations, or other securities which are or have been sold by the Corporation pursuant to this section or pursuant to section 1454 of this title to the same extent that such person, trust, or organization is authorized under any applicable law to purchase, hold, or invest in obligations issued by or guaranteed as to principal and interest by the United States or any agency or instrumentality thereof. Where State law limits the purchase, holding, or investment in obligations issued by the United States by such a person, trust, or organization, such Corporation mortgages, obligations, and other securities shall be considered to be obligations issued by the United States for purposes of the limitation.	Freddie Mac Securities as Legal Investments

(2) The provisions of paragraph (1) shall not apply with respect to a particular person, trust, or organization or class thereof in any State which, after December 21, 1979, enacts a statute which specifically names the Corporation and either prohibits or provides for a more limited authority to purchase, hold, or invest in such securities by such person, trust, or organization or class thereof than is provided in paragraph (1). The enactment by any State of any statute of the type described in the preceding sentence shall not affect the validity of any contractual commitment to purchase,

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hold, or invest which was made prior thereto.

(3) Any authority granted by paragraph (1) and not granted by any other Federal statute shall expire as of the end of June 30, 1985. Such expiration shall not affect the validity of any contractual commitment to purchase, hold, or invest which was made prior thereto pursuant to paragraph (1), and shall not affect the validity of any contractual commitment or other action to purchase, hold, or invest pursuant to any other authorization.

(f) The Corporation may have preferred stock on such terms and conditions as the Board of Directors shall prescribe. Any preferred stock shall not be entitled to vote with respect to the election of any member of the Board of Directors.	Preferred Stock

(g) All securities issued or guaranteed by the Corporation (other than securities guaranteed by the Corporation that are backed by mortgages not purchased by the Corporation) shall, to the same extent as securities that are direct obligations of or obligations guaranteed as to principal or interest by the United States, be deemed to be exempt securities within the meaning of the laws administered by the Securities and Exchange Commission.	SEC Exemption

(h)(1) The Corporation may not guarantee mortgage-backed securities or mortgage related payment securities backed by mortgages not purchased by the Corporation.	Guarantee Restriction

(2) The Corporation shall insert appropriate language in all of the obligations and securities of the Corporation issued under this section and section 1454 of this title clearly indicating that such obligations and securities, together with the interest thereon, are not guaranteed by the United States and do not constitute a debt or obligation of the United States or any agency or instrumentality thereof other than the Corporation.
Disclosure Language

(i) Except for fees paid pursuant to sections 1452(c) and 1455(c) of this title and assessments pursuant to section 4516 of this title, no fee or charge may be assessed or collected by the United States (including any executive department, agency, or independent establishment of the United States) on or with regard to the purchase, acquisition, sale, pledge, issuance, guarantee, or redemption of any mortgage, asset, obligation, or other security by the Corporation. No provision of this subsection shall affect the purchase of any obligation by any Federal home loan bank pursuant to section 1452(a) of this title.	Fee Limitation

(j)(1) Any notes, debentures, or substantially identical types of unsecured obligations of the Corporation evidencing money borrowed, whether general or subordinated, shall be issued upon the approval of the Secretary of the Treasury and shall have such maturities and bear such rate or rates of interest as may be determined by the Corporation with the approval of the Secretary of the Treasury.	Approval by Secretary of the Treasury of Unsecured Obligations

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(2) Any notes, debentures, or substantially identical types of unsecured obligations of the Corporation having maturities of 1 year or less that the Corporation has issued or is issuing as of August 9, 1989, shall be deemed to have been approved by the Secretary of the Treasury as required by this subsection. Such deemed approval shall expire 365 days after August 9, 1989.

(3) Any notes, debentures, or substantially identical types of unsecured obligations of the Corporation having maturities of more than 1 year that the Corporation has issued or is issuing as of August 9, 1989, shall be deemed to have been approved by the Secretary of the Treasury as required by this subsection. Such deemed approval shall expire 60 days after August 9, 1989.

(k)(1) Any securities in the form of debt obligations or trust certificates of beneficial interest, or both, and based upon mortgages held and set aside by the Corporation, shall be issued upon the approval of the Secretary of the Treasury and shall have such maturities and shall bear such rate or rates of interest as may be determined by the Corporation with the approval of the Secretary of the Treasury.	Approval by Secretary of the Treasury of Mortgage-Related Securities

(2) Any securities in the form of debt obligations or trust certificates of beneficial interest, or both, and based upon mortgages held and set aside by the Corporation, that the Corporation has issued or is issuing as of August 9, 1989, shall be deemed to have been approved by the Secretary of the Treasury as required by this subsection.

(l) TEMPORARY AUTHORITY OF TREASURY TO PURCHASE OBLIGATIONS AND SECURITIES; CONDITIONS. —

(1) AUTHORITY TO PURCHASE. —

(A) GENERAL AUTHORITY. — In addition to the authority under subsection (c) of this section, the Secretary of the Treasury is authorized to purchase any obligations and other securities issued by the Corporation under any section of this Act, on such terms and conditions as the Secretary may determine and in such amounts as the Secretary may determine. Nothing in this subsection requires the Corporation to issue obligations or securities to the Secretary without mutual agreement between the Secretary and the Corporation. Nothing in this subsection permits or authorizes the Secretary, without the agreement of the Corporation, to engage in open market purchases of the common securities of the Corporation.
Temporary Authority of Secretary of the Treasury to Purchase Obligations and Securities

(B) EMERGENCY DETERMINATION REQUIRED. — In connection with any use of this authority, the Secretary must determine that such actions are necessary to —

(i) provide stability to the financial markets;

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determine that such actions are necessary to —

(i) provide stability to the financial markets;

(ii) prevent disruptions in the availability of mortgage finance; and

(iii) protect the taxpayer.

(C) CONSIDERATIONS. — To protect the taxpayers, the Secretary of the Treasury shall take into consideration the following in connection with exercising the authority contained in this paragraph:

(i) The need for preferences or priorities regarding payments to the Government.

(ii) Limits on maturity or disposition of obligations or securities to be purchased.

(iii) The Corporations plan for the orderly resumption of private market funding or capital market access.

(iv) The probability of the Corporation fulfilling the terms of any such obligation or other security, including repayment.

(v) The need to maintain the Corporations status as a private shareholder-owned company.

(vi) Restrictions on the use of Corporation resources, including limitations on the payment of dividends and executive compensation and any such other terms and conditions as appropriate for those purposes.

(D) REPORTS TO CONGRESS. — Upon exercise of this authority, the Secretary shall report to the Committees on the Budget, Financial Services, and Ways and Means of the House of Representatives and the Committees on the Budget, Finance, and Banking, Housing, and Urban Affairs of the Senate as to the necessity for the purchase and the determinations made by the Secretary under subparagraph (B) and with respect to the considerations required under subparagraph (C), and the size, terms, and probability of repayment or fulfillment of other terms of such purchase.

(2) RIGHTS; SALE OF OBLIGATIONS AND SECURITIES. —

(A) EXERCISE OF RIGHTS. — The Secretary of the Treasury may, at any time, exercise any rights received in connection with such purchases.

(B) SALE OF OBLIGATION AND SECURITIES. — The

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Secretary of the Treasury may, at any time, subject to the terms of the security or otherwise upon terms and conditions and at prices determined by the Secretary, sell any obligation or security acquired by the Secretary under this subsection.

(C) APPLICATION OF SUNSET TO PURCHASED OBLIGATIONS OR SECURITIES. — The authority of the Secretary of the Treasury to hold, exercise any rights received in connection with, or sell, any obligations or securities purchased is not subject to the provisions of paragraph (4).

(3) FUNDING. — For the purpose of the authorities granted in this subsection, the Secretary of the Treasury may use the proceeds of the sale of any securities issued under chapter 31 of Title 31, and the purposes for which securities may be issued under chapter 31 of Title 31 are extended to include such purchases and the exercise of any rights in connection with such purchases. Any funds expended for the purchase of, or modifications to, obligations and securities, or the exercise of any rights received in connection with such purchases under this subsection shall be deemed appropriated at the time of such purchase, modification, or exercise.

(4) TERMINATION OF AUTHORITY. — The authority under this subsection (1), with the exception of paragraphs (2) and (3) of this subsection, shall expire December 31, 2009.

(5) AUTHORITY OF THE DIRECTOR WITH RESPECT TO EXECUTIVE COMPENSATION. — The Director shall have the power to approve, disapprove, or modify the executive compensation of the Corporation, as defined under Regulation S-K, 17 C.F.R. 229.

SEC. 307. IMMUNITY OF CORPORATION; AUDITS AND REPORTING REQUIREMENTS; DATA COLLECTION; HOUSING ADVISORY COUNCIL (12 U.S.C. § 1456)

(a) All rights and remedies of the Corporation, including without limitation on the generality of the foregoing any rights and remedies of the Corporation on, under, or with respect to any mortgage or any obligation secured thereby, shall be immune from impairment, limitation, or restriction by or under (1) any law (except laws enacted by the Congress expressly in limitation of this sentence) which becomes effective after the acquisition by the Corporation of the subject or property on, under, or with respect to which such right or remedy arises or exists or would so arise or exist in the absence of such law, or (2) any administrative or other action which becomes effective after such acquisition. The Corporation is authorized to conduct its business without regard to any qualification or similar statute in any State.	Remedial Provision

(b)(1) The programs, activities, receipts, expenditures, and financial transactions of the Corporation shall be subject to audit by the Comp-	GAO Audit

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troller General of the United States under such rules and regulations as may be prescribed by the Comptroller General. The Representatives of the Government Accountability Office shall have access to all books, accounts, financial records, reports, files and all other papers, things, or property belonging to or in use by the Corporation and necessary to facilitate the audit, and they shall be afforded full facilities for verifying transactions with the balances or securities held by depositaries, fiscal agents, and custodians. A report on each such audit shall be made by the Comptroller General to the Congress. The Corporation shall reimburse the Government Accountability Office for the full cost of any such audit as billed therefor by the Comptroller General.

(2) To carry out this subsection, the representatives of the Government Accountability Office shall have access, upon request to the Corporation or any auditor for an audit of the Corporation under subsection (d) of this section, to any books, accounts, financial records, reports, files, or other papers, things, or property belonging to or in use by the Corporation and used in any such audit and to any papers, records, files, and reports of the auditor used in such an audit.

(c)(1) The Corporation shall submit to the Director of the Federal Housing Finance Agency annual and quarterly reports of the financial condition and operations of the Corporation which shall be in such form, contain such information, and be submitted on such dates as the Director shall require.	Reports of Financial Condition

(2) Each such annual report shall include —

(A) financial statements prepared in accordance with generally accepted accounting principles;

(B) any supplemental information or alternative presentation that the Director may require; and

(C) an assessment (as of the end of the Corporation’s most recent fiscal year), signed by the chief executive officer and chief accounting or financial officer of the Corporation, of —

(i) the effectiveness of the internal control structure and procedures of the Corporation; and

(ii) the compliance of the Corporation with designated safety and soundness laws.

(3) The Corporation shall also submit to the Director any other reports required by the Director pursuant to section 1314 of the Federal Housing Enterprises Financial Safety and Soundness Act of 1992 [12 U.S.C. 4514].

(4) Each report of financial condition shall contain a declaration by the president, vice president, treasurer, or any other officer designated by the Board of Directors of the Corporation to make

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such declaration, that the report is true and correct to the best of such officer’s knowledge and belief.

(d)(1) The Corporation shall have an annual independent audit made of its financial statements by an independent public accountant in accordance with generally accepted auditing standards.

(2) In conducting an audit under this subsection, the independent public accountant shall determine and report on whether the financial statements of the Corporation (A) are presented fairly in accordance with generally accepted accounting principles, and (B) to the extent determined necessary by the Director, comply with any disclosure requirements imposed under subsection (c)(2)(B) of this section.
Annual Independent Audit

(e)(1) The Corporation shall collect, maintain, and provide to the Director of the Federal Housing Finance Agency in a form determined by the Director, data relating to its mortgages on housing consisting of 1 to 4 dwelling units. Such data shall include —

(A) the income, census tract location, race, and gender of mortgagors under such mortgages;	Mortgage Data Collection Requirements

(B) the loan-to-value ratios of purchased mortgages at the time of origination;

(C) whether a particular mortgage purchased is newly originated or seasoned;

(D) the number of units in the housing subject to the mortgage and whether the units are owner-occupied; and

(E) any other characteristics that the Secretary considers appropriate, to the extent practicable.

(2) The Corporation shall collect, maintain, and provide to the Director of the Federal Housing Finance Agency in a form determined by the Director, data relating to its mortgages on housing consisting of more than 4 dwelling units. Such data shall include —

(A) census tract location of the housing;

(B) income levels and characteristics of tenants of the housing (to the extent practicable);

(C) rent levels for units in the housing;

(D) mortgage characteristics (such as the number of units financed per mortgage and the amount of loans);

(E) mortgagor characteristics (such as nonprofit, for-profit,

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limited equity cooperatives);

(F) use of funds (such as new construction, rehabilitation, refinancing);

(G) type of originating institution; and

(H) any other information that the Secretary considers appropriate, to the extent practicable.

(3)(A) Except as provided in subparagraph (B), this subsection shall apply only to mortgages purchased by the Corporation after December 31, 1992.

(B) This subsection shall apply to any mortgage purchased by the Corporation after the date determined under subparagraph (A) if the mortgage was originated before such date, but only to the extent that the data referred in paragraph (1) or (2), as applicable, is available to the Corporation.

(f)(1) The Corporation shall submit to the Committee on Banking, Finance and Urban Affairs of the House of Representatives, the Committee on Banking, Housing, and Urban Affairs of the Senate, and the Director of the Federal Housing Finance Agency a report on its activities under subpart B of part 2 of subtitle A of the Federal Housing Enterprises Financial Safety and Soundness Act of 1992 [12 U.S.C. 4561 et seq.].	Reports Related to Housing Goals

(2) The report under this subsection shall —

(A) include, in aggregate form and by appropriate category, statements of the dollar volume and number of mortgages on owner-occupied and rental properties purchased which relate to each of the annual housing goals established under such subpart;

(B) include, in aggregate form and by appropriate category, statements of the number of families served by the Corporation, the income class, race, and gender of homebuyers served, the income class of tenants of rental housing (to the extent such information is available), the characteristics of the census tracts, and the geographic distribution of the housing financed;

(C) include a statement of the extent to which the mortgages purchased by the Corporation have been used in conjunction with public subsidy programs under Federal law;

(D) include statements of the proportion of mortgages on housing consisting of 1 to 4 dwelling units purchased by the Corporation that have been made to first-time homebuyers, as soon as providing such data is practicable, and identifying any special programs (or revisions to conventional practices)

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facilitating homeownership opportunities for first-time homebuyers;

(E) include, in aggregate form and by appropriate category, the data provided to the and the Director of the Federal Housing Finance Agency under subsection (e)(1)(B) of this section;

(F) compare the level of securitization versus portfolio activity;

(G) assess underwriting standards, business practices, repurchase requirements, pricing, fees, and procedures, that affect the purchase of mortgages for low- and moderate- income families, or that may yield disparate results based on the race of the borrower, including revisions thereto to promote affordable housing or fair lending;

(H) describe trends in both the primary and secondary multifamily housing mortgage markets, including a description of the progress made, and any factors impeding progress, toward standardization and securitization of mortgage products for multifamily housing;

(I) describe trends in the delinquency and default rates of mortgages secured by housing for low- and moderate-income families that have been purchased by the Corporation, including a comparison of such trends with delinquency and default information for mortgage products serving households with incomes above the median level that have been purchased by the Corporation, and evaluate the impact of such trends on the standards and levels of risk of mortgage products serving low- and moderate-income families;

(J) describe in the aggregate the seller and servicer network of the Corporation, including the volume of mortgages purchased from minority-owned, women-owned, and community-oriented lenders, and any efforts to facilitate relationships with such lenders;

(K) describe the activities undertaken by the Corporation with nonprofit and for-profit organizations and with State and local governments and housing finance agencies, including how the Corporation’s activities support the objectives of comprehensive housing affordability strategies under section 12705 of title 42; and

(L) include any other information that the Director of the Federal Housing Finance Agency considers appropriate.

(3)(A) The Corporation shall make each report under this subsection available to the public at the principal and regional offices of the Corporation.

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(B) Before making a report under this subsection available to the public, the Corporation may exclude from the report information the Director of the Federal Housing Finance Agency has determined is proprietary information under section 1326 of the Federal Housing Enterprises Financial Safety and Soundness Act of 1992 [12 U.S.C. 4546].

(g)(1) Not later than 4 months after October 28, 1992, the Corporation shall appoint an Affordable Housing Advisory Council to advise the Corporation regarding possible methods for promoting affordable housing for low- and moderate-income families.	Affordable Housing Advisory Council

(2) The Affordable Housing Advisory Council shall consist of 15 individuals, who shall include representatives of community-based and other nonprofit and for-profit organizations and State and local government agencies actively engaged in the promotion, development, or financing of housing for low- and moderate-income families.

SEC. 308. PROHIBITED ACTIVITIES; PENALTIES FOR VIOLATIONS BY ORGANIZATIONS, OFFICERS AND MEMBERS OF ORGANIZATIONS, AND INDIVIDUALS (12 U.S.C. § 1457)

Except as expressly authorized by statute of the United States, no individual or organization (except the Corporation) shall use the term “Federal Home Loan Mortgage Corporation”, or any combination of words including the words “Federal”, and “Home Loan”, and “Mortgage”, as a name or part thereof under which any individual or organization does any business, but this sentence shall not make unlawful the use of any name under which business is being done on July 24, 1970. No individual or organization shall use or display (1) any sign, device, or insigne prescribed or approved by the Corporation for use or display by the Corporation or by members of the Federal home loan banks, (2) any copy, reproduction, or colorable imitation of any such sign, device, or insigne, or (3) any sign, device, or insigne reasonably calculated to convey the impression that it is a sign, device, or insigne used by the Corporation or prescribed or approved by the Corporation, contrary to regulations of the Corporation prohibiting, or limiting or restricting, such use or display by such individual or organization. An organization violating this subsection shall for each violation be punished by a fine of not more than $10,000. An officer or member of an organization participating or knowingly acquiescing in any violation of this subsection shall be punished by a fine of not more than $5,000 or imprisonment for not more than one year, or both. An individual violating this subsection shall for each violation be punished as set forth in the sentence next preceding this sentence.	Exclusive Use of Name

SEC. 309. TERRITORIAL APPLICABILITY (12 U.S.C. § 1458)

Notwithstanding any other law, this chapter shall be applicable to the several States, the District of Columbia, the Commonwealth of Puerto

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Rico, and the territories and possessions of the United States.

SEC. 310. SEPARABILITY (12 U.S.C. § 1459)

Notwithstanding any other evidences of the intention of Congress, it is hereby declared to be the controlling intent of Congress that if any provision of this chapter, or the application thereof to any person or circumstances, is held invalid, the remainder of this chapter, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

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